IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

)
SRZ TRADING, LLC, on behalf of itself and all	)
others similarly situated,	)
)
Plaintiff	)	C. A. No. 20214 - NC
)
vs.	)
)
RDO EQUIPMENT CO., RONALD D. OFFUTT,	)
CHRISTI J. OFFUTT, ALLAN F. KNOLL,	)
BRADFORD M. FREEMAN, RAY A. GOLDBERG,	)
PAUL T. HORN, NORMAN M. JONES,	)
EDWARD T. SCHAFER and JAMES D. WATKINS,	)
)
Defendants.	)
)

DEFENDANTS' JOINT ANSWER TO
PLAINTIFF'S CLASS ACTION COMPLAINT

        Defendants RDO Equipment Co. ("RDOE"), Ronald D. Offutt ("Offutt"), Christi J. Offutt, Allan F. Knoll, Bradford M. Freeman, Ray A. Goldberg, Paul T. Horn, Norman M. Jones, Edward T. Schafer and James D. Watkins (collectively "Defendants") for their Answer to Plaintiff's Class Action Complaint ("Complaint" or "Plaintiff's Complaint"), state and allege:

GENERAL DENIAL

        Except as hereinafter specifically admitted, qualified or otherwise answered, the Defendants deny each and every allegation, matter and thing contained in Plaintiff's Complaint. Defendants answer each paragraph of the Complaint with the following correspondingly numbered paragraphs.

          1.    Defendants state they are without sufficient information as to the truth or falsity of the allegations in paragraph 1 and therefore deny the same.

          2.    Defendants state paragraph 2 of the Complaint purports to be a narrative summary of the lawsuit and, thus, no response is required. To the extent facts are alleged in paragraph 2, Defendants deny the same except to admit that Offutt is the founder, Chairman of the Board, Chief Executive Officer, President and principal stockholder of RDOE.

          3.    Admit.

          4.    Admit that Offutt is the Chairman of the Board, Chief Executive Officer, and President of RDOE; as of April 16, 2002, beneficially owned 7,450,492 shares (100 percent) of Class B common stock of RDOE and beneficially owned 675,392 shares (approximately 63.5 percent) of Class A common stock.

          5.    Admit that as of April 16, 2002, RDOE had approximately 243 holders of record of its Class A common stock and approximately 2,200 beneficial owners and that it had only one holder of Class B stock.

          6.    Admit.

          7.    Admit.

          8.    Deny except to admit that RDOE has not recently paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future in order to retain the earnings of RDOE to support RDOE's operations and to finance expansion and growth.

          9.    Admit.

          10.  Admit.

          11.  Admit that Bradford M. Freeman, Ray A. Goldberg, Paul T. Horn, Norman M. Jones, Edward T. Schafer and James D. Watkins are directors of RDOE.

          12.  Defendants state that paragraph 12 purports to state a legal conclusion to which no response is required.

          13.  Defendants admit that Plaintiff purports to bring this action as a class action pursuant to Delaware law but deny this action may be properly maintainable as a class action under Delaware law.

          14.  Defendants state that paragraph 14 purports to state a legal conclusion to which no response is required. To the extent facts are alleged in paragraph 14, Defendants deny the same.

          15.  Defendants state that paragraph 15 purports to state a legal conclusion to which no response is required. To the extent facts are alleged in paragraph 15, Defendants deny the same.

          16.  Defendants state that paragraph 16 purports to state a legal conclusion to which no response is required. To the extent facts are alleged in paragraph 16, Defendants deny the same.

          17.  Defendants admit that RDOE was founded by Offutt in 1968. Defendants deny the remaining allegations of paragraph 17 of the Complaint, as they are an incomplete summary of some thirty-five years of corporate history and a statement of the Company's future intentions.

          18.  Admit paragraph 18 and specifically state that during the fiscal year 2003, RDOE traded in the range of $3.52 to $6.10 per share.

          19.  Admit.

          20.  Admit.

          21.  Admit.

          22.  Deny except to admit that the book value of RDOE, including good will, was $7.12 on October 31, 2002.

          23.  Deny.

          24.  Deny.

          25.  Deny.

          26.  Admit.

          27.  Admit that for the fiscal year ending January 31, 2002, RDO employed 1,325 full-time employees; had 47 retail stores nationwide; had total revenues of $549,920,000; gross profit of $93,223,000; and operating income of $1,902,000, compared to an operating loss of $19,323,000 for fiscal year 2001.

          28.  Admit.

          29.  Deny except to admit that RDOE is a viable business.

          30.  Defendants reallege and incorporate by reference their responses to paragraphs 1 through 29 of the Complaint.

          31.  Deny.

          32.  Deny.

          33.  Defendants state that paragraph 33 purports to state a legal conclusion to which no response is required.

          34.  Deny.

          35.  Deny.

          36.  Deny.

          37.  Deny.

AFFIRMATIVE DEFENSES
FIRST AFFIRMATIVE DEFENSE

          38.  Plaintiff's Complaint fails to state a claim upon which relief may be granted against any of the Defendants.

SECOND AFFIRMATIVE DEFENSE

          39.  Plaintiff has not suffered any injury or damage.

THIRD AFFIRMATIVE DEFENSE

          40.  Plaintiff lacks standing to assert the claims alleged in the lawsuit.

FOURTH AFFIRMATIVE DEFENSE

          41.  Plaintiff's claim against Defendants fails, in whole or in part, because the Defendant directors' conduct is protected by the business judgment rule.

FIFTH AFFIRMATIVE DEFENSE

          42.  The "entire fairness" standard does not apply to the Plaintiff's claim, but even if it did, Plaintiff cannot meet its burden of demonstrating the unfairness of the subject transaction.

SIXTH AFFIRMATIVE DEFENSE

          43.  To the extent Plaintiff's Complaint is based on a theory of fraudulent misstatements or omissions by Defendants, Plaintiff's Complaint fails to comply with the pleading requirements of Rule 9(b) of the Rules of the Court of Chancery of the State of Delaware.

SEVENTH AFFIRMATIVE DEFENSE

          44.  Plaintiff's claim is not yet ripe.

EIGHTH AFFIRMATIVE DEFENSE

          45.  Plaintiff's claim against Defendants is barred, in whole or in part, because the Defendant directors acted in good faith and did not derive an improper personal benefit from their actions.

NINTH AFFIRMATIVE DEFENSE

          46.  It appears that Plaintiff may be purporting to bring this lawsuit as a derivative action. To the extent the Complaint purports to be a derivative action, Plaintiff's Complaint must be dismissed for Plaintiff's failure to comply with the requirements of Rule 23.1 of the Rules of the Court of Chancery of the State of Delaware.

TENTH AFFIRMATIVE DEFENSE

          47.  Plaintiff's Complaint is barred, in whole or in part, by the equitable doctrines of acquiescence, estoppel, waiver, ratification and/or laches.

ELEVENTH AFFIRMATIVE DEFENSE

          48.  Plaintiff's Complaint fails to assert a claim against Defendant RDOE.

TWELFTH AFFIRMATIVE DEFENSE

          49.  Plaintiff's claim against some or all of the Defendants are barred by RDOE's certificate of incorporation and 8 Del. C. § 102(b)(7).

        WHEREFORE, Defendants pray that:

          1.    this Court dismiss Plaintiff's Complaint with prejudice and on the merits;

          2.    award them their costs, disbursements, attorneys' fees and witness fees herein; and

          3.    grant them such further relief as may be just and equitable.

OF COUNSEL:

/s/ CATHERINE G. DEARLOVE
Gary Hansen
Michael E. Keyes
Carey S. Meyer
Oppenheimer Wolf & Donnelly LLP
Plaza VII Building, Suite 3300
45 South Seventh Street
Minneapolis, Minnesota 55402
(612) 607-7000
Attorneys for RDO Equipment Co.,
Ronald D. Offutt, Christi J. Offutt,
Allan F. Knoll and Paul T. Horn	Catherine G. Dearlove Richards, Layton & Finger, PA One Rodney Square 920 N. King Street, P.O. Box 551 Wilmington, Delaware 19899-0551 Telephone: (302) 651-7700 Attorneys for All Defendants

James E. Dorsey
Fredrikson & Byron PA
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
(612) 492-7000
Attorneys for Bradford M. Freeman,
Ray A. Goldberg, Norman M. Jones,
Edward T. Schafer and James D. Watkins
Date: April 21, 2003